EXHIBIT 10.1

NONQUALIFIED DEFERRED COMPENSATION PROGRAM
FOR THE DIRECTORS OF THE
FEDERAL HOME LOAN BANK OF BOSTON

I.              PARTICIPATION

(a)                                  Under this Nonqualified Deferred Compensation Program (the “Program”), the Directors of the Federal Home Loan Bank of Boston may postpone receipt and resulting taxation of all or a portion of their periodic meeting fees earned (hereinafter referred to as the “Directors’ Fees”) in any calendar year by filing with the Bank on or before December 31st of the preceding year an irrevocable deferral election as shown in the form attached hereto.

(b)                                 An individual who becomes a Director during a calendar year may file an irrevocable deferral agreement with the Bank within 30 days after the date he becomes a Director, in such manner as the Bank may prescribe. The deferral election for that calendar year shall apply to that portion of Directors’ Fees earned after the end of the month in which the agreement is filed. If such Director fails to file a deferral election with the Bank within the 30-day election period following the date s/he becomes a Director, s/he may thereafter file a deferral election on or before any subsequent December 31st to be effective for Directors’ Fees earned in the following calendar year.

II.                                     DEEMED INVESTMENT OPTIONS

(a)                                  All Directors’ fees will be credited to a separate memorandum account (“Deferred Compensation Account”) maintained by the Bank for the Director. The deferred Directors’ Fees shall be credited to such Account on the first business day following the earning of such Directors’ Fees. Payment will be made from the Bank’s overall general fund.

(b)                                 Prior to January 1, 1998, amounts in the Deferred Compensation Accounts will earn interest at the rate equivalent to the yield on the Bank’s average earning assets (the “Bank’s Average Rate”), compounded and credited monthly.

(c)                                  Effective January 1, 1998 in addition to the Bank’s Average Rate, which shall be compounded and credited quarterly, the Bank shall make available additional deemed investment options (the Bank’s Average Rate and such other investment options collectively referred to as “Deemed Investment Options”) as a performance measure under the Program and the following provisions shall apply:

(i)                                     A Director shall be entitled to designate the proportions in which his/her Deferred Compensation Account shall be treated as if it had been allocated among the available Deemed Investment Options for periods on and after January 1, 1998 by filing the appropriate form with the Bank. A Director shall be entitled to make separate investment elections with respect to his/her current Deferred Compensation Account balance and the future credits to his/her Account. If a Director fails to make an election under this paragraph with respect to any amount, then such amount will earn interest at the Bank’s Average Rate compounded and credited quarterly.

The Bank may from time to time make additional Deemed Investment Options available as a performance measure under this Program and may determine that any Deemed Investment Option that it has previously established may be terminated as a performance measure under this Program.

(ii)                                  A Director may elect to change his/her mix of Deemed Investment Options for future deferrals by filing the appropriate form with the Bank.

This change in allocations among the Deemed Investment Options for future credits to a Director’s Deferred Compensation Account will be effective as of the first day of the calendar quarter following the Bank’s receipt of such change form.

(iii)                               With regard to a Director’s existing Deferred Compensation Account balance, a Director may elect to transfer balances among the available Deemed Investment Options once each calendar quarter by filing with the Bank the appropriate form designated by the Bank. The election shall be effective as of the first business day of the calendar quarter following the Bank’s receipt of the change form.

(iv)                              Notwithstanding the foregoing, a Director who has more than one distribution date and/or form of payment applicable to his/her Deferred Compensation Account will be deemed to have elected the Bank’s Average Rate as the performance measure of his/her Deferred Compensation Account balance as of December 31, 1997 and shall be ineligible to select any other Deemed Investment Option now or in the future as a measurement of the performance of his/her Deferred Compensation Account balance as of December 31, 1997.

(v)                       The Deferred Compensation Accounts shall be valued as of the last day of each calendar quarter. As of each valuation date, the Deferred Compensation Account of each Director shall be credited or debited on the books of the Bank with the earnings, gains, or losses that would have been generated if assets equal to each Director’s Deferred Compensation

Account had been allocated to the Deemed Investment Options selected by the Director under this Article H.

(vi)                              The Bank may impose such additional rules and limitations upon transfers between Deemed Investment Options as the Bank may consider necessary or appropriate.

III.           VESTING

Directors shall be vested with 100% of all amounts, including earnings, credited to their Deferred Compensation Account, but shall have no interest in any assets of the Bank other than as an unsecured creditor.

IV.                                 DISTRIBUTION

(a)                        Except as otherwise provided in this Plan, the distribution of the Director’s Deferred Compensation Account shall commence as soon as practicable after the last day of the calendar quarter coincident with or next following the occurrence of (i), (ii), (iii), (iv) or (v) below, as elected by the Director on his/her initial deferral agreement:

(i)                                     the Director’s retirement as a Director of the Bank,

(ii)                                  any stated date, as long as, on that date, the Director has attained age 55 but not age 70½,

(iii)                      the earlier of (i) or (ii) above,

(iv)                     the later of (i) or (ii) above, or

(v)                        the 5th, 10th, 15th or 20th anniversary of his/her participation in the Plan, as specified by the Director.

In the event a Director elects either clause (ii) or (iii) above, s/he may not elect a date less than three (3) years subsequent to the date s/he makes the election. in the event a Director fails to make an election under this Article IV, s/he shall be deemed to have elected to have payment made in accordance with clause (i) above.

(b)                       In addition to the above, a Director may elect on his/her initial deferral agreement that payment of his/her Deferred Compensation Account commence as soon as practicable following the January 1 coincident with or next following the date the Director incurs the distributable event elected by the Director above.

(c)                        A Director may change his/her designation of the event which entitles him/her to a distribution of his/her Deferred Compensation Account provided that such election applies to all credits to his/her Deferred Compensation Account and shall not be effective until the January 1 of the second calendar year following the calendar year in which such election is received by the Bank.

V.                                     FORM OF PAYMENT

(a)                        A Director’s Deferred Compensation Account shall be distributed to him/her in a cash single sum payment. Notwithstanding the foregoing, a Director may elect to receive distribution of his/her Deferred Compensation Account in annual or semi-annual installments over a period not to exceed twenty (20) years. Installments shall be payable as of January 1 and, if applicable, July 1, and the amount of each installment shall equal the balance in the Director’s Deferred

Compensation Account as of the valuation date of determination, divided by the number of remaining installments (including the installment being determined).

The election of the installment form of payment shall be made on the Director’s initial deferral agreement, shall apply to all credits to his/her Deferred Compensation Account and shall be irrevocable except as provided below.

(b)                       Notwithstanding the above, a Director may prior to the commencement of his/her Deferred Compensation Account, change the form in which his/her Deferred Compensation Account is distributed, no more than once in any calendar year, by filing with the Bank an amendment to his/her deferral agreement. The change shall be limited to those forms of distribution described above, shall be subject to approval of the Bank and shall be effective as of the January 1 of the second calendar year following the calendar year in which such election is received by the Bank.

VI.                                 SPECIAL PROVISIONS FOR PARTICIPATING DIRECTORS ON DECEMBER 31, 1997

With respect to Directors who have a Deferred Compensation Account under the Program on December 31, 1997, the following provisions shall apply:

(a)                                  The provisions of Paragraphs IV and V shall apply to any deferrals and earnings thereon credited to a Director’s Deferred Compensation Account on and after January 1, 1998.

(b)                                 With respect to existing Deferred Compensation Account balances as of December 31, 1997, and any subsequent earnings on that amount, a Director’s election as to the form and timing of distribution of his/her Deferred

Compensation Account in effect on December 31, 1997 shall continue to govern the distribution of those amounts unless the Director files a change of election form with the Bank in accordance with the provisions of Paragraphs IV and V above. Such election shall apply to his/her entire Deferred Compensation Account balance as of December 31, 1997, and shall become effective as of the January 1 of the second calendar year following the calendar year in which such election is received by the Bank.

VII.                             DISABILITY

If a Director becomes permanently and totally disabled as determined by the Bank, the Bank may in its uncontrolled discretion permit him/her to withdraw the entire balance of his/her Deferred Compensation Account in a lump sum. Upon such withdrawal, the Director shall be permanently barred from further participation in the Program.

VIII.        DEATH BENEFITS

Upon the death of a Director prior to the full payment of amounts credited to his/her Deferred Compensation Account, the balance shall be paid to the Director’s beneficiary in such form as shall be designated by the Director. In the absence of an election as to the form of payment, the unpaid amount shall be paid as soon as practicable in a single sum cash payment to the beneficiary. The beneficiary designation may be changed by a Director at any time by delivering to the Bank in writing a new beneficiary designation. Payment shall be made in a single sum cash payment to the estate of the Director if no beneficiary has been selected or survives the Director.

IX.           TAX WITHHOLDING

Distribution of any deferral amounts will be reduced by the amount required to be withheld pursuant to any law or regulation with respect to income taxes, social security or other tax.

X.            NON-TRANSFERABILITY AND NON-ALIENATION

In no event shall the Bank make any payment under this Program to any assignee or creditor of a Director or of a beneficiary, except as otherwise required by law. Prior to the time of a payment hereunder, a Director or a beneficiary shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Program, nor shall rights be assigned or transferred by operation of law.

No benefits payable under the Program shall be subject to alienation, sale, transfer, assignment, pledge, attachment, garnishment, lien, levy, or like encumbrance. No benefit under the Program shall in any manner be liable for or subject to the debts or liabilities of any person entitled to benefits under the Program.

XI.                                UNSECURED INTEREST

The Bank’s obligations are contractual only. The withdrawal rights of a Director will be no greater than those of an unsecured general creditor.

XII.                            AMENDMENT OF TERMINATION

The Bank may in its discretion amend or terminate this Program at any time by giving written notice of the amendment or termination to all Directors participating in the Program. In the event of termination, the Bank shall continue to maintain the Directors’ Deferred Compensation Accounts until distributed in accordance with the Directors’ elections in effect on the date of termination and the Directors shall remain 100% vested in all amounts credited to their Deferred Compensation Account.

XIII.        CLAIM DISPUTES

Any dispute regarding the Program whatsoever, including but not limited to disputes relating to the interpretation, validity or performance of this Program, which cannot be resolved by the parties to such dispute upon thirty (30) days’ written notice by either party shall be settled upon application of any such party by arbitration in the City of Boston, Massachusetts in accordance with the rules then prevailing of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. It is the purpose of this Program, and the intent of the parties hereto, to make the submission to arbitration of any dispute or controversy arising out of this Program an express condition precedent to any legal or equitable action or proceeding of any nature whatsoever. The cost of any arbitration proceedings under this Article XIII shall be shared equally by the parties to such a dispute.

XIV.        APPLICABLE LAW AND CONSTRUCTION

This Program shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

The terms, provisions, and conditions of this Program shall be binding upon and inure to the benefit of the Bank and the Director and their respective heirs, executors, administrators and assigns.